EXHIBIT 99.1

Pain Therapeutics Reports Third Quarter 2017 Financial Results

AUSTIN, Texas, Nov. 01, 2017 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the third quarter ended September 30, 2017.  Net loss for the third quarter of 2017 was $2.6 million, or $0.40 per share, respectively, compared to a net loss for the same period in 2016 of $3.5 million, or $0.54 per share.  Net cash used during the third quarter was $2.2 million.  Cash and investments were $11.9 million as of September 30, 2017, with no debt.  The Company still expects net cash usage in the calendar year 2017 may be approximately $10 million.  Following the resubmission of the REMOXY NDA in Q1 2018, the Company believes net cash usage in 2018 will decrease significantly compared to 2017.

“The White House recently declared the opioid epidemic a public health emergency,” said Remi Barbier, President & CEO.  “We fully support this policy position, and have been a voice in support of such a policy for many years.  Nearly 15 years ago, Pain Therapeutics pioneered abuse-deterrent technology for opioid drugs specifically to provide policy makers, regulators, physicians, pharmacists and patients an additional tool to help combat the opioid epidemic.  In partnership with all constituents, we look forward to doing our part to address the issues of overdose and death from extended-release opioid drugs.”

Operating Highlights for Q3 2017

  In September, the National Institutes of Health (NIH) awarded us a $1.8 million research grant to develop a blood-based diagnostic to detect Alzheimer’s disease.
  In September, The National Institute on Drug Abuse (NIDA) awarded us a $2.2 million research grant to further develop FENROCK, an abuse-deterrent transdermal patch that contains the prescription drug fentanyl.
  In October, we announced a successful Phase I clinical study for PTI-125, our drug candidate for the treatment of Alzheimer’s disease.  As previously announced, our scientists plan to present full results of this study at the 10th Annual International Conference on Clinical Trials on Alzheimer’s Disease, in Boston, MA, on November 1-4th.
  In October, we announced the FDA had agreed to a pre-NDA guidance meeting on November 14th to discuss the upcoming resubmission of an NDA for REMOXY ER.  We will provide details of this FDA meeting after receipt of final meeting minutes.
  Recently, we substantially completed a previously announced human nasal study with REMOXY ER.  We plan to announce top-line results of this study by yearend 2017.

Financial Highlights for Q3 2017

  At September 30, 2017, cash and investments were $11.9 million, compared to $14.1 million at June 30, 2017.  The Company has no debt.
  Net cash used during the three months ended September 30, 2017 was $2.2 million.
  Research and development expenses for the three months ended September 30, 2017 decreased to $1.6 million, respectively, from $2.7 million for the same period in 2016, primarily due to decreases in REMOXY related expenses and the receipt of research grant funding from the National Institutes of Health for FENROCK and PTI-125, recorded as a reduction in research and development expenses activities.  Research and development expenses included non-cash stock-related compensation of $0.3 million in both three months ended September 30, 2017 and 2016.
  General and administrative expenses increased slightly to $1.0 million in the three months ended September 30, 2017 from $0.9 million for the same period in 2016.  General and administrative expenses included non-cash stock-related compensation of $0.4 million in the three months ended September 30, 2017 compared to $0.5 million for same period in 2016.

About REMOXY ER (extended-release oxycodone capsules CII)
REMOXY ER is a proprietary, abuse-deterrent, extended-release oral formulation of oxycodone. The proposed indication for this drug candidate is for "the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate." We developed REMOXY to make oxycodone difficult to abuse yet provide 12 hours of steady pain relief when used appropriately by patients.  In particular, REMOXY’s thick, sticky, high-viscosity gel-cap formulation may deter unapproved routes of drug administration, such as injection, snorting or smoking.

About Opioid Abuse
Opioid drugs such as oxycodone are an important treatment option for patients with severe chronic pain.  However, oxycodone abuse and diversion remains a serious, persistent problem. Drug overdose deaths exceeded 64,000 in 2016, according to the CDC.  For over a decade, Pain Therapeutics has pioneered Abuse-Deterrent Formulations (ADFs) to help in the fight against prescription drug abuse.  ADFs attempt to raise the bar on prescription drug abuse by making it difficult, longer or aversive to tamper with long-acting opioid formulations, recognizing that no drug can be made abuse-proof.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system.  The FDA has not yet established the safety or efficacy of our drug candidates.

Our pipeline of drug assets includes:

REMOXY ER – (extended-release oxycodone capsules) Proprietary abuse-deterrence, twice-daily oxycodone targeted at severe chronic pain.  NDA resubmission planned for Q1 2018.

PTI-125 Rx – Proprietary small molecule drug targeted at the treatment of Alzheimer’s disease. Phase I clinical-stage program, substantially funded by a research grant award from the NIH.

PTI-125 Dx – Blood-based diagnostic to detect Alzheimer’s disease. Early-stage program, substantially funded by a research grant award from the NIH.

FENROCK – (transdermal fentanyl patch system) Proprietary abuse-deterrent skin patch to treat severe pain.  Early-stage program, substantially funded by a research grant award from National Institute on Drug Abuse.

NOTE: REMOXY™ ER and FENROCK™ are trademarks of Pain Therapeutics, Inc.

Important Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding our projected cash usage in CY2017 and CY2018, statements regarding potential discussions with the FDA and the abuse-deterrent properties and potential benefits of REMOXY ER. Such statements are based on management's current expectations but actual results may vary materially due to various factors, many of which are beyond the control of management. Drug development involves substantial risks and uncertainties, including but not limited to those risks and uncertainties relating to successfully completing the activities required to address the issues raised by the FDA in the September 2016 Complete Response Letter for REMOXY ER and the time required to do so, including the time required to reach resolution with the FDA on the scope of the appropriate actions to be undertaken and the possibility that the FDA may raise additional issues in the future that were not raised in the past. In addition, the development of abuse-deterrent drug products is a young and still emerging area of drug development, with regulatory guidance that may be inconsistent, unclear or still in development. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating expenses
Research and development	$1,619	$2,657	$6,071	$7,841
General and administrative	977	884	3,455	4,573
Total operating expenses	2,596	3,541	9,526	12,414
Operating loss	(2,596)	(3,541)	(9,526)	(12,414)
Interest income	6	23	33	86
Net loss	$(2,590)	$(3,518)	$(9,493)	$(12,328)

Net loss per share, basic and diluted	$(0.40)	$(0.54)	$(1.45)	$(1.89)

Weighted-average shares used in computing net loss per share, basic and diluted	6,538	6,535	6,537	6,515

CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)
			September 30, 2017	December 31, 2016

Assets
Current assets
Cash, cash equivalents and marketable securities			$11,916	$18,714
Other current assets			288	356
Total current assets			12,204	19,070
Other assets			173	232
Total assets			$12,377	$19,302
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$712	$330
Other accrued liabilities			298	335
Total current liabilities			1,010	665
Non-current liabilities			—	—
Total liabilities			1,010	665
Stockholders' equity
Common Stock and additional paid-in-capital			166,349	164,125
Accumulated other comprehensive income			—	—
Accumulated deficit			(154,982)	(145,488)
Total stockholders' equity			11,367	18,637
Total liabilities and stockholders' equity			$12,377	$19,302

For More Information Contact:
Ruth Araya
Pain Therapeutics, Inc.
raraya@paintrials.com
(512) 501-2485